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                       June 6, 2023

       Gregory D. Swan
       Chief Financial Officer
       IperionX Limited
       129 W Trade Street, Suite 1405
       Charlotte, NC 28202

                                                        Re: IperionX Limited
                                                            Form 20-F for the
Fiscal Year ended June 30, 2022
                                                            Filed August 26,
2022
                                                            File No. 001-41338

       Dear Gregory D. Swan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation